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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

ACQUISITION EXTENDS PRODUCT FUNCTIONALITY TO PROVIDE ENTERPRISE APPLICATIONS FOR MANUFACTURING PRODUCTION

AUGUST 2, 1999 -- RICHARDSON, TEXAS

USDATA Corporation, a global manufacturing software solutions supplier, announced it has signed a definitive agreement to purchase essentially all of the assets of Smart Shop Software, Inc. The transaction is subject to a number of customary conditions including the receipt of third party consents. The acquisition is expected to be completed in August 1999. Smart Shop Software is a privately held software company located in Post Falls, ID that provides business software to make-to-order small and medium sized manufacturers.

"With this acquisition, USDATA will have the enterprise application software to help manufacturers tie front office customer contact activities to efficient back office production processes," said Bob Merry, President and CEO of USDATA Corporation. "USDATA provides manufacturers the production extension to operate and manage internal operations effectively in the eCommerce world," Mr. Merry added.

USDATA Corporation (NASDAQ: USDC) is a global supplier of component-based production software that is designed to help customers reduce operating costs, shorten cycle times and improve product quality in their manufacturing operations. The company's software enables manufacturers to access accurate and timely information -- whether they are on the plant-floor, in the office, or around the globe. USDATA's solutions span the full range of manufacturing, from monitoring equipment to tracking product flow, and are designed to integrate seamlessly with customer's existing manufacturing and business software. This combination of product breadth and ease of integration provide a total plant solution that defines new levels of manufacturing performance and gives customers a distinct competitive advantage. Now in its 25th year, USDATA has a strong global presence with more than 41,000 installs, in more than 50 countries throughout the world, 13 offices worldwide and a global network of distribution and support partners. The company is headquartered in Richardson, Texas.